Sincer aniel Kahn Deputy Chief U.S. Department of Justice Criminal Division Fraud Section 1400 New York Avenue, NW Washington, D.C. 20005 June 3, 2016 Luke Cadigan, Esq. K&L Gates State Street Financial Center, One Lincoln Street Boston, Massachusetts 02111-2950 Re: Nortek, Inc. Dear Mr. Cadigan: I write regarding the investigation by the Department of Justice, Criminal Division, Fraud Section into your client Nortek, Inc. ("Nortek" or the "Company") concerning possible violations of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. Based upon the information known to the Department at this time, we have closed our inquiry into this matter. Consistent with the FCPA Pilot Program, we have reached this conclusion despite the bribery by employees of the Company's subsidiary in China, based on a number of factors, including but not limited to the fact that Nortek's internal audit function identified the misconduct, Nortek's prompt voluntary self-disclosure, the thorough investigation undertaken by the Company, its fulsome cooperation in this matter (including by identifying all individuals involved in or responsible for the misconduct and by providing all facts relating to that misconduct to the Department) and its agreement to continue to cooperate in any ongoing investigations of individuals, the steps that the Company has taken to enhance its compliance program and its internal accounting controls, the Company's full remediation (including terminating the employment of all five individuals involved in the China misconduct, which included two high-level executives of the China subsidiary), and the fact that Nortek will be disgorging to the SEC the full amount of disgorgement as determined by the SEC. If additional information or evidence should be made available to us in the future, we may reopen our inquiry. cc: Patrick Pericak Tarek Helou Exhibit 99.2